                                                                     EXHIBIT (5)




 ---------------------------------------
 INSURED --- JOHN DOE
 POLICY NUMBER --- 66 000 000
 POLICY DATE ---  OCTOBER 1, 2000
---------------------------------------




NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
(A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the premiums paid less loans and withdrawals.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH SURRENDER VALUE AND PARTIAL WITHDRAWALS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in force, premiums can be paid at any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living. They can be paid at any interval or by any method we make available, subject to any limitations set forth in the Premiums Section. The amount and interval of planned premiums, as stated in the application for this policy, are shown on the Policy Data page.

ANNUAL REPORT TO OWNER. An annual report in connection with this policy will be provided to you without charge. This report will tell you how much Cash Value and Cash Surrender Value there is as of the most recent Policy Anniversary, together with the amount of any policy debt. This report will also give you any other facts required by state law or regulation.

EFFECTIVE DATE OF COVERAGE. Coverage under this policy will take effect on the later of the Policy Date or the date we receive your initial premium payment.



                                                   /s/ FREDERICK J. SIEVERT
                                                   President

                                                   /s/ GEORGE J. TRAPP
                                                   Secretary

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

Variable Life Insurance Benefit - Flexible Premium Payments
Proceeds Payable at Insured's Death.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE
PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE
OF SEPARATE ACCOUNT.


No Premiums Payable on or After Age 100.
Policy is Non-Participating.

300-40



Insured - John Doe                                                      Insured's Age and Sex
                                                                        At Issue - 35 Male

Owner - XYZ Corporation

Policy Number - 66 000 000                                              Insured's Class
                                                                        of Risk - Non-Smoker

Policy Date - October 1, 2000                                           Life Insurance Benefit Option - 1
Issue Date - October 1, 2000


Initial Face Amount                                $75,000

First Premium Amount                               $8,000

{Initial Term Insurance Benefit Amount             $100,000}

{Target Face Amount                                $175,000}

{LTR Face Amount                                   $100,000}

Target Premium  Amount                             $3,944.25

Required Monthly GMDB Premium Amount               $137.07


Beneficiary/Owner as designated in the application unless changed as provided in the policy.

Planned Premiums payable* at annual intervals:  $6,900

Additional Flat Extras:      $0.00


* Premiums cannot be paid on or after the Policy Anniversary on which the insured is age 100, which is October 1, 2064. Coverage will expire when the Cash Surrender Value, less any policy debt, is insufficient to cover the monthly deduction unless the Guaranteed Minimum Death Benefit is in effect. Making the Planned Premium payments shown above will not guarantee that the policy will remain in force. The period for which the policy and coverage will continue in force will depend on: (1) the amount, timing and frequency of premium payments; (2) changes in the Life Insurance Benefit Option or the Face Amount; (3) changes in the interest rate credited to the Fixed Account and in the investment performance of the Investment Divisions of the Separate Account; (4) changes in the Monthly Cost of Insurance deductions for the base policy and in the Monthly Cost of Riders attached to this policy, and in any other fee deductions; and (5) loan and partial withdrawal activity.

Monthly Deduction Day is the first day of each calendar month.

Policy Months are measured from the Monthly Deduction Day.

Policy Years and Policy Anniversaries are measured from the Policy Date.

The Separate Account is the Corporate Sponsored Variable Universal Life Separate Account - I.

Service Office:       New York Life Insurance and Annuity Corporation
                      NYLIFE Distributors Inc.
                      Attention: Executive Benefits
                      11400 Tomahawk Creek Parkway, Suite 200
                      Leawood, KS  66211
                      Telephone: (913) 906-4000

Page 2    Policy Data  New York Life Insurance and Annuity Corporation
0040-2 NYLIFE Distributors Inc., Distributor, 51 Madison Avenue, New York, NY 10010

Policy Number - 66 000 000                         Insured -  John Doe




ADDITIONAL
BENEFITS                     AMOUNT                MONTHLY RIDER COSTS










The Fixed Account will be credited with interest using a rate that we set in advance at least annually. This rate is guaranteed to be at least 3% per year.











Page 2(cont.)  Policy Data       New York Life Insurance and Annuity Corporation
0040-2         NYLIFE Distributors Inc., Distributor, 51 Madison Avenue, New
               York, NY  10010

Policy Number - 66 000 000                         Insured -  John Doe

                            TABLE OF MAXIMUM CHARGES

The following charges are not prorated for any portion of the Policy Month.

MONTHLY DEDUCTION CHARGES CONSIST OF:

-      A Monthly Contract Charge not to exceed $9.00 per month.

- Monthly Cost of Insurance for the basic policy not to exceed amount on page 2.2.

-      Monthly cost of any riders not to exceed amount on page 2.2A.

OTHER CHARGES AGAINST THE POLICY:

- Each premium payment is subject to a Sales Expense Charge as follows: (1) During the first 7 Policy Years, a maximum 10% charge will apply to all premiums paid up to the Target Premium. Once the Target Premium for the year has been reached, a maximum 3% charge will apply to any additional premiums paid during that year. (2) After the first 7 years, a maximum 5% charge will apply to all premiums paid up to the Target Premium. Once the Target Premium for the year has been reached, a maximum 3% charge will apply to any additional premiums paid during that year.

       The Target Premium, as shown on Policy Data page 2, is determined from the Face Amount of the policy. Any change to the policy, which results in a change to the Face Amount, will change the Target Premium.

- State Tax Charge of 2% of each premium payment. This amount is subtracted from each premium payment. We reserve the right to change this percentage to conform to changes in the law.

- Federal Tax Charge of 1.25% of each premium payment. This amount is subtracted from each premium payment. We reserve the right to change this percentage to conform to changes in the law.

- Monthly Mortality and Expense Charges against the separate account not to exceed .90% of the daily net asset value in each policy year.

-      Partial Withdrawals are subject to a processing charge of $25.

- We reserve the right to apply a charge, not to exceed $30, for each transfer after the first 12 in a Policy Year.

- We reserve the right to make a charge for separate account federal income tax liabilities, if law should change to require taxation of separate accounts.










Page 2.1     Policy Data  New York Life Insurance and Annuity Corporation
0040-2.1 NYLIFE Distributors Inc., Distributor, 51 Madison Avenue, New York, NY 10010

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                 FOR BASE POLICY
                                  (PER $1,000)

                                      MALE

  THE RATES SHOWN BELOW ARE BASED ON THE 1980 CSO NONSMOKER TABLE OF MORTALITY

  ATTAINED                                   ATTAINED
  AGE                                        AGE
  18                .13                      59                 .96
  19                .14                      60                1.06
  20                .14                      61                1.17
  21                .14                      62                1.30
  22                .14                      63                1.44
  23                .13                      64                1.60
  24                .13                      65                1.78
  25                .13                      66                1.98
  26                .12                      67                2.19
  27                .12                      68                2.41
  28                .12                      69                2.66
  29                .12                      70                2.94
  30                .12                      71                3.31
  31                .12                      72                3.63
  32                .13                      73                4.06
  33                .13                      74                4.54
  34                .13                      75                5.06
  35                .14                      76                5.62
  36                .15                      77                6.21
  37                .16                      78                6.83
  38                .17                      79                7.50
  39                .18                      80                8.23
  40                .19                      81                9.05
  41                .21                      82               10.00
  42                .22                      83               11.07
  43                .24                      84               12.27
  44                .26                      85               13.56
  45                .28                      86               14.92
  46                .30                      87               16.34
  47                .32                      88               17.81
  48                .35                      89               19.33
  49                .38                      90               20.94
  50                .41                      91               22.67
  51                .45                      92               24.58
  52                .49                      93               26.76
  53                .54                      94               29.64
  54                .59                      95               33.93
  55                .65                      96               41.28
  56                .72                      97               56.04
  57                .79                      98               90.90
  58                .58                      99               90.90

Page 2.2  Policy Data   New York Life Insurance and Annuity Corporation
0040-2.2 NYLIFE Distributors Inc., Distributor, 51 Madison avenue, New York, NY 10010

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                 FOR TERM RIDER
                           (PER $1,000 OF FACE AMOUNT)

                                      MALE

  THE RATES SHOWN BELOW ARE BASED ON THE 1980 CSO NONSMOKER TABLE OF MORTALITY

ATTAINED                                   ATTAINED
AGE                                        AGE
18                .17                      59                1.25
19                .18                      60                1.38
20                .18                      61                1.52
21                .18                      62                1.69
22                .18                      63                1.87
23                .17                      64                2.08
24                .17                      65                2.31
25                .17                      66                2.57
26                .16                      67                2.85
27                .16                      68                3.13
28                .16                      69                3.46
29                .16                      70                3.82
30                .16                      71                4.30
31                .16                      72                4.72
32                .17                      73                5.28
33                .17                      74                5.90
34                .17                      75                6.58
35                .18                      76                7.31
36                .20                      77                8.07
37                .21                      78                8.88
38                .22                      79                9.75
39                .23                      80               10.70
40                .25                      81               11.77
41                .27                      82               13.00
42                .29                      83               14.39
43                .31                      84               15.95
44                .34                      85               17.63
45                .36                      86               19.40
46                .39                      87               21.24
47                .42                      88               23.15
48                .46                      89               25.13
49                .49                      90               27.22
50                .53                      91               29.47
51                .59                      92               31.95
52                .64                      93               34.79
53                .70                      94               38.53
54                .77                      95               44.11
55                .85                      96               53.66
56                .94                      97               72.85
57                1.03                     98               90.90
58                1.13                     99               90.90





Page 2.2A   Policy Data  New York Life Insurance and Annuity Corporation
0040-2.2A    NYLIFE Distributors Inc., Distributor, 51 Madison avenue, New York,
            NY  10010

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                             GUIDELINE PREMIUM TEST


INSURED'S AGE                 PERCENT OF            INSURED'S AGE         PERCENT OF
ON POLICY                     CASH SURRENDER        ON POLICY             CASH SURRENDER
ANNIVERSARY                   VALUE                 ANNIVERSARY           VALUE
-----------                   -----                 -----------           -----
0-40                          250                      68                117
  41                          243                      69                116
  42                          236                      70                115
  43                          229                      71                113
  44                          222                      72                111
  45                          215                      73                109
  46                          209                      74                107
  47                          203                      75                105
  48                          197                      76                105
  49                          191                      77                105
  50                          185                      78                105
  51                          178                      79                105
  52                          171                      80                105
  53                          164                      81                105
  54                          157                      82                105
  55                          150                      83                105
  56                          146                      84                105
  57                          142                      85                105
  58                          138                      86                105
  59                          134                      87                105
  60                          130                      88                105
  61                          128                      89                105
  62                          126                      90                105
  63                          124                      91                104
  64                          122                      92                103
  65                          120                      93                102
  66                          119                      94                101
  67                          118                      95 &              100
                                                       Over


Page 2.3  Policy Data  New York Life Insurance and Annuity Corporation
0040-2.3-GPT  NYLIFE Distributors Inc., Distributor, 51 Madison Avenue, New York,
              NY  10010



                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                          CASH VALUE ACCUMULATION TEST

                                      MALE

  THE RATES SHOWN BELOW ARE BASED ON THE 1980 CSO NONSMOKER TABLE OF MORTALITY



                     PERCENT OF                                          PERCENT OF
    POLICY        CASH SURRENDER                     POLICY              CASH SURRENDER
    YEAR               VALUE                         YEAR                VALUE
------------        ---------                    ------------           -----------------

   1                    429                         33                    162
   2                    415                         34                    158
   3                    401                         35                    155
   4                    388                         36                    151
   5                    375                         37                    148
   6                    363                         38                    145
   7                    351                         39                    142
   8                    339                         40                    139
   9                    328                         41                    137
   10                   318                         42                    134
   11                   307                         43                    132
   12                   298                         44                    130
   13                   288                         45                    128
   14                   279                         46                    126
   15                   270                         47                    124
   16                   262                         48                    123
   17                   254                         49                    121
   18                   246                         50                    120
   19                   239                         51                    118
   20                   231                         52                    117
   21                   224                         53                    116
   22                   218                         54                    115
   23                   212                         55                    114
   24                   206                         56                    113
   25                   200                         57                    112
   26                   194                         58                    111
   27                   189                         59                    110
   28                   184                         60                    109
   29                   179                         61                    107
   30                   175                         62                    106
   31                   170                         63                    105
   32                   166                         64                    103
                                                    65                    102


Page 2.3     Policy Data  New York Life Insurance and Annuity Corporation
0040-2.3-CVAT    NYLIFE Distributors Inc., Distributor, 51 Madison Avenue,
             New York, NY  10010

 WE & YOU
 In this policy, the words "we",                  When you write to us,
 "our" and "us" refer to New York                 please include the policy
 Life Insurance and Annuity                       number, the Insured's full
 Corporation, and the words                       name, and your current
 "you" and "your" refer to the                    address.
 Owner of this policy.

--------------------------------CONTENTS----------------------------------------

        SECTION              PROVISIONS                                PAGE
        -------              -----------                               -----
                             POLICY DATA PAGES

        ONE                  LIFE INSURANCE BENEFITS                    4

        TWO                  OWNER AND BENEFICIARY                      4-5

        THREE                POLICY CHANGES                             5-6

        FOUR                 PREMIUMS                                   6-8

        FIVE                 GUARANTEED MINIMUM DEATH
                             BENEFIT                                    8

        SIX                  SEPARATE ACCOUNT                           8-11

        SEVEN                FIXED ACCOUNT                              11

        EIGHT                CASH SURRENDER VALUE AND
                             PARTIAL WITHDRAWLS                         11-13

        NINE                 LOANS                                      14-15

        TEN                  PAYMENT OF LIFE INSURANCE
                             POLICY PROCEEDS                            16-17

        ELEVEN               GENERAL PROVISIONS                         18-20

                             APPLICATION - Attached to the Policy

                             RIDERS OR ENDORSEMENTS
                            (IF ANY) - Attached to the Policy


                                     PAGE 3
                                     0040-3

                      SECTION ONE - LIFE INSURANCE BENEFITS


1.1 IS A LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY? We will pay the life insurance proceeds to the Beneficiary promptly, when we have proof that the Insured died while the life insurance under this policy was in effect, subject to the General Provisions Section. A claim for the Life Insurance Benefit must be made in writing to our Service Office.


1.2 WHAT IS THE AMOUNT OF LIFE INSURANCE PROCEEDS WHICH ARE PAYABLE UNDER THIS POLICY? The amount of Life Insurance Benefit proceeds payable under this policy will be based on the Life Insurance Benefit Option and the Face Amount plus the death benefit of any rider in effect on the date of death. We will deduct any policy debt from this amount. Payment of proceeds will be made according to the Payment of Policy Proceeds Section.

       The Face Amount is the Initial Face Amount shown on Policy Data page 2 plus or minus any changes made as described in the Policy Changes Section.


1.3 WHAT ARE THE LIFE INSURANCE BENEFIT OPTIONS AVAILABLE UNDER THIS POLICY? The Life Insurance Benefit payable under this policy will be determined in accordance with one of the following options:

       OPTION 1 - This option provides a Life Insurance Benefit equal to the greater of (a) the Face Amount of the policy or (b) a percentage of the Cash Surrender Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See Policy Data page 2.3 for a table of these percentages.)

       OPTION 2 - This option provides a Life Insurance Benefit equal to the greater of (a) the Face Amount of the policy plus the Cash Value or (b) a percentage of the Cash Surrender Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See Policy Data page 2.3 for a table of these percentages.)

       OPTION 3 - This option provides a Life Insurance Benefit equal to the greater of (a) the Face Amount of the policy plus the Cumulative Premium Amount, or (b) a percentage of the Cash Surrender Value equal to the minimum necessary for this policy to qualify as life insurance under
       Section 7702 of the Internal Revenue Code, as amended. (See Policy Data page 2.3 for a table of these percentages.)

       Under these options, if the Insured dies on or after the Policy Anniversary on which the Insured is age 100, the Life Insurance Benefit will equal the Cash Value less policy debt.


                       SECTION TWO - OWNER AND BENEFICIARY


2.1 WHO IS THE OWNER OF THIS POLICY AND WHAT ARE THE OWNERS RIGHTS? The Owner of this policy is shown on Policy Data page 2. As the Owner, you will have all rights of Ownership in this policy while the Insured is living. You do not need the consent of any Successor Owner or Beneficiary to exercise these rights.


2.2 CAN A SUCCESSOR TO THE OWNER BE NAMED? A Successor Owner can be named in the application, or in a notice you sign in a form acceptable to us, which gives us the facts that we need. If you die before the Successor Owner, the Successor Owner will become the new Owner. If no Successor Owner survives you and you die before the Insured, your estate becomes the new Owner.





                                     PAGE 4
                                     0040-4

2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? You can change the Owner of this policy from yourself to a new Owner, in a notice you sign in a form acceptable to us, which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording this change. When this change takes effect, all rights of Ownership will pass to the new Owner. We may require that these changes be endorsed in the policy. Changing the Owner, or naming a new Successor Owner cancels any prior choice of Owner or Successor Owner, respectively, but does not change the Beneficiary.


2.4 CAN MORE THAN ONE BENEFICIARY BE NAMED FOR THIS POLICY? One or more Beneficiaries for any Life Insurance Benefit proceeds can be named in the application, or in a notice you sign in a form acceptable to us, which gives us the facts that we need. If more than one Beneficiary is named, they can be classed as first, second and so on. If 2 or more are named in a class, their shares in the proceeds are equal, unless you state otherwise. The stated shares of the proceeds will be paid to any first Beneficiaries who survive the Insured. If no first Beneficiaries survive, payment will be made to any Beneficiary surviving in the second class, and so on.


2.5 CAN YOU CHANGE A BENEFICIARY? While the Insured is living, you can change a Beneficiary in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.


2.6 WHAT HAPPENS IF NO BENEFICIARIES ARE LIVING WHEN THE PROCEEDS BECOME PAYABLE? If no Beneficiary for the Life Insurance Benefit proceeds, or for a stated share, survives the Insured, the right to these proceeds, or this share, will pass to you. If you are the Insured, this right will pass to your estate. Unless stated otherwise in the policy or in a notice you sign, which is in effect at the Insured's death, if any Beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we receive proof of the Insured's death, we will pay the proceeds as though that Beneficiary died first.


                         SECTION THREE - POLICY CHANGES


3.1 WHAT CHANGES CAN YOU MAKE TO THIS POLICY? On or after the first Policy Anniversary, you can apply in writing to have the Face Amount decreased subject to the minimum required Face Amount (without changing the Life Insurance Benefit Option), or have the Life Insurance Benefit Option changed. To apply for these changes we must receive your signed request in a form acceptable to us at our Service Office. To increase the Face Amount or to change the Life Insurance Benefit Option, we may require a written application, signed by you and the Insured, and proof of insurability. Any increase in Face Amount, or change in the Life Insurance Benefit Option will be subject to our approval and the limits we set. Changes can only be made while the Insured is living, and only if this policy would continue to qualify as Life Insurance, as defined under
       Section 7702 of the Internal Revenue Code, as amended.


3.2 WHAT HAPPENS WHEN YOU INCREASE THE POLICY FACE AMOUNT? An increase will take effect on the Monthly Deduction Day on or after the day we approve your request for the increase.

       The minimum amount allowed for an increase in Face Amount is $1,000.

       The Cost of Insurance for each increase will be based on the Policy Year, and on the Insured's age, sex, and class of risk on the Policy Date.

       For the amount of the increase, new Incontestability and Suicide Exclusion periods will apply, and will start on the date when such increase takes effect.

                                     PAGE 5
                                     0040-5

3.3 WHAT HAPPENS WHEN YOU DECREASE THE FACE AMOUNT? A decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request in a form acceptable to us at our Service Office.

       The decrease will first be applied to reduce the most recent increase in the Face Amount. It will then be applied to reduce other increases in the Face Amount and then to the Initial Face Amount in the reverse order in which they took place.

       You can decrease your Face Amount, provided at least $25,000 of Face Amount remains in effect. The minimum amount allowed for a decrease in Face Amount is $1,000.


3.4 WHAT HAPPENS WHEN YOU CHANGE THE LIFE INSURANCE BENEFIT OPTION? You can change the Life Insurance Benefit Option. However, changes to Option 3 will not be allowed at any time. We reserve the right to limit the number of changes in the Life Insurance Benefit Option. Any change of Option will take effect on the Monthly Deduction Day on or following the date we approved your signed request in a form acceptable to us to change the Option. The Face Amount of the policy after a change in option will be an amount that results in the death benefit after the change being equal to the death benefit before the change. For example, if you change from Option 1 to Option 2, the Face Amount of the policy will be decreased by the Cash Value. We reserve the right to limit changes in the Life Insurance Benefit Option that would cause the Face Amount to fall below our minimum amount requirements.


                             SECTION FOUR - PREMIUMS


4.1 ARE THERE ANY LIMITATIONS TO THE AMOUNT OF PREMIUMS THAT CAN BE PAID? Premiums may not be paid if such payments would cause the policy to no longer qualify as Life Insurance, as defined under the guideline premium test requirements of Section 7702 of the Internal Revenue Code of 1986, as amended. If the premium paid during any policy year exceeds the maximum permitted under the Internal Revenue Code, we will return any such excess within 60 days after the end of the Policy Year with interest at a rate of not less than 3% a year.

       However, this provision does not apply if you elected the Cash Value Accumulation Test for this policy. The test you chose for this policy is shown on Policy Data page 2.3.

4.2 HOW DO YOU PAY PREMIUMS? At any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living, premiums can be paid at any interval or by any method we make available. Premiums are payable at our Service Office or at any other location that we indicate to you in writing.


4.3 WHAT ARE PLANNED AND UNPLANNED PREMIUMS? The amount of your first premium, and interval of any Planned Premiums, as stated in the application, are shown on the Policy Data page 2. The amount of any Planned Premium may be increased or decreased subject to the limits we set. The frequency of Planned Premiums may also be changed subject to our minimum premium rules. You may elect not to make a Planned Premium payment at any time.

       You may also make other premium payments that are not planned. However, no Planned or Unplanned premiums may be paid on or after the Policy Anniversary on which the Insured is age 100.

       If an Unplanned Premium payment would result in an increase in the difference between the Life Insurance Benefit and the Cash Surrender Value, we reserve the right to require proof of insurability for that increase. We also reserve the right to limit the number and amount of any Unplanned Premium payments.




                                     PAGE 6
                                     0040-6

4.4 WHAT IS THE CUMULATIVE PREMIUM AMOUNT? The Cumulative Premium Amount is equal to the total Planned and Unplanned Premium payments less the total partial withdrawals and partial withdrawal fees taken under the policy. Reductions due to partial withdrawals will never cause this amount to be less than zero.


4.5 HOW ARE YOUR PREMIUM PAYMENTS ALLOCATED? When we receive a premium payment, we deduct a Sales Expense Charge not to exceed the amount shown on the Policy Data page. We also deduct an amount equal to the State Tax Charge and the Federal Tax Charge in effect at that time. The balance of the premium (the Net Premium) will be applied to the Separate Account Investment Divisions or to the Fixed Account in accordance with your premium allocation election in effect at that time, and before any other deductions and charges that may be due are made. See Policy Data page 2.1 for an explanation of deductions and charges.


4.6 CAN YOUR PREMIUM ALLOCATION ELECTION BE CHANGED? You can change your premium allocation election stated in the application by submitting a signed request in a form acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero, or a whole number that is at least 1%. This change will become effective on the date we receive the signed request in a form acceptable to us at our Service Office.


4.7 WHAT HAPPENS IF YOU STOP MAKING PREMIUM PAYMENTS? When premium payments are not made as planned, this policy will continue in effect as long as the Cash Surrender Value, less any policy debt is sufficient to pay Monthly Deduction Charges.


4.8 WHAT IS THE LATE PERIOD? If, on a Monthly Deduction Day, the Cash Surrender Value, less any policy debt, is less than the Monthly Deduction Charge for the next Policy Month, the policy will continue for a late period of 62 days after that Monthly Deduction Day unless the Guaranteed Minimum Death Benefit, as described in Guaranteed Minimum Death Benefit Section, is in effect. This may happen even if all Planned Premiums have been paid. If we do not receive sufficient payment before the end of the late period, the policy will end and there will be no more benefits under the policy. To inform you of this event, we will mail a notice to you at your last known address at least 31 days before the end of the late period. We will also mail a copy of the notice to the last known address of any assignee on our records.


4.9 WHAT IF THE INSURED DIES DURING THE LATE PERIOD? If the Insured dies during the late period, we will pay the Life Insurance Benefit. However, these proceeds will be reduced by the amount of any policy debt and Monthly Deduction Charges for the full Policy Month or Months that run from the beginning of the late period through the Policy Month in which the Insured died.


4.10 CAN YOU REINSTATE THE POLICY IF IT ENDS? Within 5 years after this policy has ended, you can apply to reinstate the policy (and any other benefits provided by riders) if you did not surrender it for its full Cash Surrender Value. When you apply for reinstatement, you must provide proof of insurability that is acceptable to us, unless the required payment is made within 31 days after the end of the late period.



                                     PAGE 7
                                     0040-7

4.11 WHAT PAYMENT IS REQUIRED TO REINSTATE THE POLICY? In order to reinstate this policy, a payment must be made in an amount that is sufficient to keep this policy in force for at least 3 months. This payment will be in lieu of the payment of all premiums in arrears. If at the time the policy ended, an outstanding policy loan was in effect, that loan will also be reinstated. However, accrued simple loan interest at 6% from the end of the late period to the date of reinstatement must also be paid as part of the consideration paid for the reinstatement. If a policy loan interest rate of less than 6% is in effect when the policy is reinstated, the interest rate for any policy debt at the time of reinstatement will be the same as the policy loan interest rate.

       The Cash Value that will be reinstated is equal to the Cash Value at the time of lapse. The effective date of the reinstatement will be the Monthly Deduction Day on or following the date we approve your signed request for reinstatement in a form acceptable to us at our Service Office.


                       SECTION FIVE - GUARANTEED MINIMUM DEATH BENEFIT


5.1 WHAT IS THE GUARANTEED MINIMUM DEATH BENEFIT (GMDB) OF THIS POLICY? During the first 5 Policy Years, a guaranteed minimum level of death benefit protection is provided that is equal to the policy's base Face Amount less the undeducted portion of any Monthly Deduction Charges. If on any Monthly Deduction Day, the premium requirement is met and the policy's Cash Surrender Value less policy debt is not enough to cover the required Monthly Deduction Charges, we will deduct as much as is available from the Cash Surrender Value and include the undeducted portion with the required Monthly Deduction Charges due on the next Monthly Deduction Day.


5.2 HOW LONG IS THE GMDB PROVIDED? This benefit will remain in effect during the first 5 Policy Years if the premium requirement is met. If the Supplementary Term Rider or the Level Term Rider is included in the policy at issue, this benefit will not be in effect.


5.3 WHAT IS THE AMOUNT OF PREMIUM REQUIRED TO MAINTAIN THE GMDB? On each Monthly Deduction Day, the Cumulative Premium Amount less policy debt must equal or exceed the cumulative sum of all the required Monthly GMDB Premiums from the Policy Date up to and including that Monthly Deduction Day. Once the premium requirement is not met this benefit will end and cannot be reinstated.

       The required Monthly GMDB Premium may change as a result of a change to the policy.


                         SECTION SIX - SEPARATE ACCOUNT


6.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses, including income, gains or losses from our other separate accounts. We put assets in the Separate Account that you have allocated to the Investment Divisions for this policy, and we may also do the same for any other variable life insurance policies we may issue.


6.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? The Separate Account invests its assets in shares of one or more mutual funds or mutual fund portfolios. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to substitute, add, or remove any Investment Division of the Separate Account, subject to any required regulatory approvals. We will notify you prior to any such change in the Investment Divisions.


                                     PAGE 8
                                     0040-8

6.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? The assets of the Separate Account are our property. The Separate Account assets will be at least equal to the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.


6.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. However, if the value of the asset is needed on a day that the Separate Account has not been valued, the value on the next valuation period will be used. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we established in good faith.


6.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account," as used in this policy, shall then mean the separate account to which the assets were transferred.

6.6 WHAT OTHER RIGHTS DO WE HAVE? We also reserve the right, when permitted by law, to:

       (a) de-register the Separate Account under the Investment Company Act of 1940;

       (b) manage the Separate Account under the direction of a committee or discharge such committee at any time;

       (c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

       (d) combine the Separate Account with one or more other separate accounts; and

       (e) make additions to, deletions from, or substitutions for, the mutual funds or mutual fund portfolio shares held by any Investment Division.


6.7 CAN A CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED? When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.


6.8 WHAT IS THE INTEREST OF THIS POLICY IN THE SEPARATE ACCOUNT? The interest of this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units.


6.9 WHAT ARE ACCUMULATION UNITS? Accumulation Units are the accounting units used to calculate the values under this policy. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Investment Division, on the transaction date. Payments allocated, transferred, or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered, or otherwise deducted. These transactions are called policy transactions.

                                     Page 9
                                     0040-9

6.10 HOW IS THE NUMBER OF ACCUMULATION UNITS ALLOCATED TO YOUR POLICY DETERMINED? Accumulation Units are bought and sold each time there is a policy transaction. The number of Accumulation Units in an Investment Division on any date is determined as follows:

       Step 1: From the units as of the prior Monthly Deduction Day, subtract the units sold to pay any partial withdrawals per Section 8.4.

       Step 2: Add units bought with premiums received since the prior Monthly
               Deduction Day per Section 4.5.

       Step 3: Subtract units sold to transfer amounts into the Loan Account per
               Section 9.2 and Section 9.3.

       Step 4: Add units bought with transfers from the Loan Account per Section
               9.3.

       Step 5: Subtract units sold to transfer amounts into other Investment
               Divisions and to the Fixed Account per Section 6.12.

       Step 6: Add units bought from amounts transferred from other Investment
               Divisions and from the Fixed Account per Section 6.12 and 7.2, respectively.

       The number of units on a Monthly Deduction Day is the result of steps 1 to 6, minus the number of units sold to pay the Monthly Deduction Charges per Section 8.5.


6.11 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period, consisting of one or more days, from one valuation time to the next succeeding valuation time. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the results, where:

       (a)    is the sum of:

              (1) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

              (2) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period;

       (b) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period; and

       (c) is a factor representing the Mortality and Expense Risk Charge. It will not exceed the amount shown on Policy Data page 2.1.

       The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.


6.12 CAN YOU TRANSFER FUNDS BETWEEN INVESTMENT DIVISIONS OR BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT? Transfers may be made between Investment Divisions of the Separate Account. Transfers can also be made from an Investment Division to the Fixed Account. Transfers can also be made from the Fixed Account to the Investment Divisions, subject to the limits described in the Fixed Account Section. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first 12 transfers in a given Policy Year. This charge is applied on a pro-rata basis to the Fixed Account and Investment Divisions to which the transfer is being made.

                                    Page 10
                                    0040-10

6.13 WHEN WILL THESE TRANSFERS TAKE EFFECT? Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we receive your request in a form acceptable to us, which gives us the facts that we need at our Service Office. However, if we receive your signed request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day in which New York Life Insurance and Annuity Corporation is open for business and the New York Stock Exchange is open for trading.


6.14 ARE THERE LIMITS ON THE AMOUNT YOU CAN TRANSFER BETWEEN INVESTMENT DIVISIONS? The minimum amount that can be transferred is the lesser of $500 or the value of all remaining Accumulation Units in the Investment Division from which the transfer is being made, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining balance in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.


                          SECTION SEVEN - FIXED ACCOUNT


7.1 WHAT IS THE FIXED ACCOUNT? The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains, or losses that are not in any separate account. Any amounts in the Fixed Account are credited with interest using a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than the rate shown on the Policy Data page. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to, or amounts transferred to, the Fixed Account receive the rate in effect at that time.


7.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT INVESTMENT DIVISIONS? Each Policy Year you can make one transfer from the Fixed Account to the Investment Divisions. The minimum amount that can be transferred is $500, unless we agree otherwise. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The amount transferred in any one Policy Year may not be greater than 10% of the amount in the Fixed Account at the beginning of that Policy Year, except during the Retirement Year. During the Retirement Year only, the 10% limit will not apply to a transfer from the Fixed Account to the Investment Divisions. The Retirement Year is the Policy Year following the Insured's 65th birthday or the date you indicate in the application, or another date if we approve.


          SECTION EIGHT - CASH SURRENDER VALUE AND PARTIAL WITHDRAWALS


8.1 WHAT IS THE CASH VALUE OF THIS POLICY? The Cash Value on any date is the value of your policy's Accumulation Units in the Separate Account plus the amount in the Fixed Account plus the amount in the Loan Account. The Cash Value on the Policy Date is determined by subtracting the Monthly Deduction Charges listed on Policy Data page 2.1 from the initial net premium.


8.2 WHAT IS THE CASH SURRENDER VALUE OF THIS POLICY? At any time during the first 4 Policy Years, the Cash Surrender Value equals the Cash Value plus any premiums paid during the Policy Year less the corresponding Net Premiums for that Policy Year. For Policy Years 5 and later, the Cash Surrender Value will equal the Cash Value.


                                    Page 11
                                    0040-11

          SECTION EIGHT - CASH SURRENDER VALUE AND PARTIAL WITHDRAWALS
                                  (CONTINUED)


8.3 CAN YOU SURRENDER THIS POLICY? You can apply to receive the full Cash Surrender Value, less any policy debt while the Insured is alive and this policy is in effect. The Cash Surrender Value will be calculated as of the date on which we receive your signed request in a form acceptable to us at our Service Office, unless a later effective date is selected. All insurance will end on the date we receive your request for a full cash surrender at our Service Office.


8.4 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY? You can apply for a partial withdrawal of at least $500, provided that the Cash Value, less the amount of any policy debt that would remain after the withdrawal is at least $500. There will be a processing charge of $25 applied to any partial withdrawal. In addition, if a partial withdrawal would cause the policy Face Amount to drop below our minimum amount, we reserve the right to require a full surrender.

    When you take a partial withdrawal, the Cash Value, the Cash Surrender Value and the Cumulative Premium Amount will be reduced by the surrender proceeds. The amount withdrawn and processing charges are taken on a pro-rata basis from the Fixed Account and each Investment Division, or from only the Investment Divisions in an amount or ratio that you tell us. To withdraw funds from the policy, we must receive your signed request in a form acceptable to us at our Service Office.

    For policies where Option 1 is in effect, a partial withdrawal may reduce the Face Amount. The Face Amount will be reduced by the greater of (a) or
    (b), where:

       (a)    is zero, and

       (b)    is the partial withdrawal less the greater of

              (i)    zero, or

              (ii) the Cash Surrender Value immediately prior to the partial withdrawal less the result of the Face Amount immediately prior to the partial withdrawal divided by the applicable percentage, as shown on Policy Data page 2.3, which corresponds to the Policy Year and the Insured's age at time of withdrawal.

    For policies where Option 2 is in effect, a partial withdrawal will not affect the Face Amount.

    For policies where Option 3 is in effect, a partial withdrawal will first reduce the Cumulative Premium Amount and may reduce the Face Amount. The Face Amount will be reduced by the greater of (a) or (b), where:

       (a)    is zero, and

       (b) is the excess, if any, of the partial withdrawal over the Cumulative Premium Amount immediately prior to the partial withdrawal less the greater of

              (i)    zero, or

              (ii) the Cash Surrender Value immediately prior to the partial withdrawal less the result of the Face Amount immediately prior to the partial withdrawal divided by the applicable percentage, as shown on Policy Data page 2.3, which corresponds to the Policy Year and the Insured's age at time of withdrawal.

    Proceeds from a surrender benefit or partial withdrawal will be paid in one sum. The amount of proceeds will be determined as of the date we receive your signed request in a form acceptable to us at our Service Office.



                                    Page 12
                                    0040-12

                 SECTION EIGHT - CASH SURRENDER VALUE AND PARTIAL WITHDRAWALS
                                           (CONTINUED)


8.5 WHAT MONTHLY DEDUCTIONS ARE MADE AGAINST THE CASH VALUE? The first Monthly Deduction Day is the Policy Date. On each Monthly Deduction Day, the following deductions are made from the policy's Cash Surrender Value:

       (a) A monthly Contract Charge not to exceed the amount shown on the Policy Data page 2.1;

       (b) The monthly Cost of Insurance for the amount of the Life Insurance Benefit in effect at that time;

       (c)    The monthly cost for any riders attached to this policy.

       A deduction may also be made for any temporary flat extras that may apply. The amount and duration of these flat extras, if any, are shown in a footnote on the Policy Data page 2.1.

       The Monthly Deduction Day for this policy, which is shown on the Policy Data page, will be the same calendar day each month, as determined by the Policy Date. The first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the Issue Date of the policy. However, if, on the Issue Date, we have not yet received the Initial Premium payment for the policy, the first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the date we receive such payment. Deductions made on the first Monthly Deduction Day will include the monthly deductions specified in (a) through (c) above which would have been made on each Monthly Deduction Day for the period from the Policy Date to the first Monthly Deduction Date as if the policy had been issued on the Policy Date. All monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Account. Beginning with the Policy Anniversary on which the Insured is 100, no further Cost of Insurance deductions will be made.


8.6 HOW IS THE COST OF INSURANCE FOR THIS POLICY CALCULATED? The Cost of Insurance is calculated on each Monthly Deduction Day. We will do this regardless of whether a premium is paid in that month. The monthly Cost of Insurance is equal to (1) multiplied by the result of (2) minus (3), where:

       (1)    is the monthly Cost of Insurance rate per $1,000 of insurance;

       (2) is the number of thousands of Life Insurance Benefit (as defined in the applicable Option 1, Option 2 or Option 3 in the Life Insurance Benefits Section) divided by 1.0032737; and

       (3) is the number of thousands of Cash Surrender Value as of the Monthly Deduction Day (before this Cost of Insurance, and after any applicable Contract Charge, and the monthly cost of any riders are deducted).


8.7 HOW ARE COST OF INSURANCE RATES ALLOCATED TO FACE AMOUNT INCREASES? The same rate is used to obtain the Cost of Insurance for the Initial Face Amount and for each increase in the Face Amount. The rate is based on the Policy Year and on the Insured's age, sex, and class of risk on the Policy Date. These same rates are used for benefit increases solely in accordance with the Option 1, Option 2, or Option 3 calculations described in the Life Insurance Benefits Section.


8.8 WHAT ARE THE COST OF INSURANCE RATES? The monthly rates that apply to the Cost of Insurance for the Initial Face Amount at all ages will not be greater than the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this policy. The actual rate applicable will be set by us, in advance, at least once a year. Any change in Cost of Insurance rate will be made on a uniform basis for Insureds of the same classification such as issue age, sex, risk classification and Policy Year.


8.9 WHAT IS THE MONTHLY COST OF RIDERS? For any rider made a part of this policy, its guaranteed monthly cost is described in the rider or on Policy Data page 2 (cont.).


                                    Page 13
                                    0040-13

                              SECTION NINE - LOANS


9.1 WHAT IS THE LOAN VALUE OF THIS POLICY? Using this policy as sole security, you may request to borrow any amount up to the loan value of this policy. The loan value on any given date is equal to 90% of the Cash Value, less any policy debt to that date.


9.2 WHAT HAPPENS WHEN YOU TAKE A LOAN? When a loan is requested, an amount is transferred from the Investment Divisions and the Fixed Account to the Loan Account equal to:

       (a)    the requested loan amount; plus

       (b)    the loan interest to the next Policy Anniversary; plus

       (c)    any outstanding loan; minus

       (d)    the amount in the Loan Account prior to these transfers.

       This transfer will be made on a pro-rata basis from the various Investment Divisions and the Fixed Account unless you request otherwise.


9.3 WHAT IS THE LOAN ACCOUNT? The Loan Account secures policy debt and is part of the General Account. Policy debt is the sum of any unpaid loans plus accrued interest. The amount in the Loan Account on any date will not be less than:

       (a)    the amount in the Loan Account on the prior Policy
              Anniversary; plus

       (b)    any loan taken since the prior Policy Anniversary; less

       (c)    any loan amount repaid since the prior Policy Anniversary.

       The amount in the Loan Account will be credited with interest at a rate that will never be less than the greater of (1) the guaranteed interest rate applicable to the Fixed Account as shown on the Policy Data page, and (2) the effective annual loan interest rate less 2%. Interest accrues daily and is credited on the Monthly Deduction Day.

       On each Policy Anniversary, if the outstanding loans plus interest to the next Policy Anniversary exceed the Loan Account, the excess will be transferred from the Investment Divisions and the Fixed Account to the Loan Account.

       On each Policy Anniversary, if the amount in the Loan Account exceeds the amount of any outstanding loans plus interest to the next Policy Anniversary, the excess will be transferred from the Loan Account to the Investment Divisions and to the Fixed Account. Amounts transferred will first be transferred to the Fixed Account up to an amount equal to the total amounts transferred from the Fixed Account to the Loan Account. Any subsequent amounts transferred will be allocated according to your premium allocation in effect at the time of transfer unless you tell us otherwise.

                                    Page 14
                                    0040-14

9.4 WHAT IS THE LOAN INTEREST RATE FOR THE POLICY? Unless we set a lower rate for any period, the effective annual loan interest rate is 6%, which is payable in arrears. Loan interest accrues and is due each day. Loan interest not paid on the Policy Anniversary becomes part of the loan.

       On the date of death, the date the policy ends, the date of a loan repayment, or on any other date we specify, we will make any adjustment in the loan that is required to reflect any interest paid for any period beyond that date. If we have set a rate lower than 6% per year, any subsequent increase in the interest rate shall be subject to the following conditions:

       (1) The effective date of any increase in the interest rate for loans shall not be earlier than one year after the effective date of the establishment of the previous rate.

       (2) The amount by which the interest rate can be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed 6%.

       (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

       (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

       (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.


9.5 HOW ARE LOAN REPAYMENTS CREDITED TO THE POLICY? All or part of the policy debt can be repaid before the Insured's death or before the policy is surrendered.


9.6 WHAT HAPPENS IF A LOAN IS NOT REPAID? If the policy debt exceeds the Cash Surrender Value, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. All insurance will end 31 days after the date on which we mail that notice to you if the excess of the policy debt over the Cash Surrender Value is not paid within that 31 days.


                                    Page 15
                                    0040-15

            SECTION TEN - PAYMENT OF LIFE INSURANCE BENEFIT PROCEEDS

10.1 HOW WILL LIFE INSURANCE BENEFIT PROCEEDS BE PAID? We will pay Life Insurance Benefit proceeds in one sum, or if elected, all or part of these proceeds can be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

       Any Life Insurance Benefit proceeds will be determined according to
       Section 1.2 as of the date of the Insured's death. Any proceeds paid in one sum will bear interest compounded as of the date the amount of proceeds was determined to the date of payment. We set this interest rate each year. This rate will be at least 3% per year, and will not be less than required by law.


10.2 HOW DO YOU ELECT AN OPTIONAL METHOD OF PAYMENT? While the Insured is living, you can elect or change an option. You can also elect or change one or more beneficiaries who will be the payee or payees under that option.

       After the Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees. A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.


10.3 HOW CAN AN OPTION BE CHANGED? If we agree, a payee who elects Option 1A, 1B or 2 may later elect to have any amount we still have, or the present value of any elected payments, placed under some other option described in this section.


10.4 WHO CAN BE NAMED PAYEES? Only individuals who are to receive payments on their own behalf may be named as payees or successor payees, unless we agree otherwise. We may require proof of the age or the survival of a payee.


10.5 WHAT HAPPENS IF THE PAYEE DIES BEFORE ALL PROCEEDS HAVE BEEN PAID? It may happen that when the last surviving payee dies, we still have an unpaid amount, or there are some payments that remain to be made. If so, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments, to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less than their sum.


10.6 IS THERE A MINIMUM PAYMENT THE COMPANY WILL MAKE? When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.


10.7 WHAT ARE THE PROCEEDS AT INTEREST OPTIONS (1A AND 1B)? The policy proceeds may be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

       For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 or more. We pay interest to the date of withdrawal on sums withdrawn.

       For the Interest Payment Option (Option 1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.



                                    Page 16
                                    0040-16

10.8 WHAT IS THE LIFE INCOME OPTION (2)? We make equal payments each month during the lifetime of the payee or payees. We determine the amount of the monthly payment by applying the policy proceeds to purchase a corresponding single premium life annuity policy that is being issued when the first payment is due. Payments are based on the appropriately adjusted annuity premium rate in effect at that time, but will not be less than the corresponding minimum shown in the Option 2 Table. These minimum amounts are based on the 1983 Table "a" with Projection Scale G, and with interest compounded each year at 3%.

       When asked, we will state in writing what the minimum amount of each monthly payment would be under this option. It is based on the sex and adjusted age of the payee or payees.

       To find the adjusted age in the year the first payment is due, we increase or decrease the payee's age at that time, as follows:

  2000-2005          2006-2015    2016-25        2026-35       2036 & later
  -----------------------------------------------------------------------------
    +1                 0            -1              -2                -3


       We make a payment each month during the lifetime of the payee. Payments do not change, and are guaranteed for 10 years, even if that payee dies sooner.


-------------------------------------------------------------------------------
    OPTION 2 TABLE
-------------------------------------------------------------------------------

     Minimum Monthly Payment per $1,000 of Proceeds Guaranteed for 10 Years

Payee's
Adjusted
Age               MALE                                FEMALE
--------------------------------------------------------------------
    60                4.46                                4.03
    61                4.55                                4.11
    62                4.66                                4.19
    63                4.76                                4.27
    64                4.87                                4.37
    65                4.99                                4.46
    66                5.11                                4.57
    67                5.24                                4.67
    68                5.38                                4.79
    69                5.52                                4.91
    70                5.66                                5.04
    71                5.81                                5.18
    72                5.96                                5.32
    73                6.12                                5.47
    74                6.28                                5.63
    75                6.45                                5.79
    76                6.61                                5.96
    77                6.78                                6.14
    78                6.96                                6.32
    79                7.13                                6.51
    80                7.30                                6.70
    81                7.46                                6.89
    82                7.63                                7.07
    83                7.78                                7.26
    84                7.93                                7.44
    85 & over         8.07                                7.62

                                    Page 17
                                    0040-17

                               SECTION ELEVEN - GENERAL PROVISIONS


11.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to apply for increases in the policy Face Amount will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.


11.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy, or deny a claim unless that statement is a material misrepresentation and is part of the application.


11.3 WILL WE BE ABLE TO CONTEST THIS POLICY? We will not contest the payment of the Life Insurance Benefit proceeds based on the Initial Face Amount, after this policy has been in force during the lifetime of the Insured for 2 years from the date of issue.

       If the policy has been reinstated, the 2-year contestable period will begin on the effective date of reinstatement.

       If the Face Amount of this policy is increased as described in the Policy Changes Section, the 2-year contestable period for each increase will begin on the effective date of such increase. We may contest the payment of that amount only on the basis of those statements made in the application for such increase in Face Amount.

       However, if the increase in Face Amount is the result of a corresponding decrease in the amount of insurance under any attached term rider, the 2-year contestable period for the amount of increase in Face Amount will be measured from the date this corresponding portion of term insurance became effective. Please refer to the Incontestability of Rider provision that may be in any rider or riders attached to this policy. This section will not apply to an increase in Face Amount that is due solely to a change in the Life Insurance Benefit Option.


11.4 DOES THIS POLICY COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane within 2 years of the date of issue, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any policy debt and any partial surrender benefits paid.

       If the policy has been reinstated, the 2-year suicide exclusion period will begin on the date of reinstatement.

       If the Face Amount is increased as described in the Policy Changes Section, then the 2-year suicide exclusion period for each increase will begin on the date on which this increase takes effect. If the suicide exclusion applies to an increase in the Face Amount, the only amount payable with respect to that increase will be the total Cost of Insurance we deducted for that increase. However, if the increase in Face Amount is the result of a corresponding decrease in the amount of insurance under any attached term rider, the 2-year suicide exclusion period for the increase in Face Amount will be measured from the date this corresponding portion of term insurance became effective.


11.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSES OF THIS POLICY? When we refer to a person's age in this policy on a Policy Anniversary, we mean the Insured's age on the birthday nearest that date. At any other time, age means the age on the birthday that is nearest to the date of the most recent Policy Anniversary.




                                    Page 18
                                    0040-18

11.6 WHAT HAPPENS IF A PERSON'S AGE OR SEX HAS BEEN STATED INCORRECTLY? If we would pay too little or too much because the age or sex of the Insured is not correct as stated, we will adjust the proceeds, up or down, to reflect the correct age or sex. The amount of the death benefit shall be that which would be purchased by the most recent mortality charge at the correct age and sex.


11.7 CAN PAYMENT OF A LOAN, SURRENDER OR LIFE INSURANCE BENEFIT PROCEEDS BE DEFERRED? Generally, we will grant any loan, or pay any surrender or partial withdrawal or Life Insurance Benefit proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we reserve the right to defer any of these payments based on funds allocated to the Fixed Account for as long as 6 months.


11.8 CAN YOU ASSIGN OR TRANSFER THE POLICY? While the Insured is living, you can assign this policy, or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As Owner, you still have the rights of ownership, which have not been assigned.


11.9 CAN THE ASSIGNEE CHANGE THE OWNER OR BENEFICIARY? An assignee cannot change the Owner or Beneficiary, and may not elect or change an optional method of payment. Any amount payable to the assignee will be paid in one sum.


11.10 HOW DO YOU ASSIGN THE POLICY? We must have a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.


11.11 ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS? Except as stated in the Assignment Provision, payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.


11.12 TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE? Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt for any premium paid to us.

11.13 WHAT HAPPENS IF PAYMENTS ARE RETURNED FOR INSUFFICIENT FUNDS? If your premium payment is returned for insufficient funds, we reserve the right to reverse the investment options chosen and charge for a $20 fee for each returned payment. In addition, the mutual fund may also redeem shares to cover any losses it incurs as a result of a returned payment. If payment by check is returned for insufficient funds for two consecutive periods, the privilege to pay by check or electronically will be suspended until you notify us to reinstate it and we agree.


11.14 IS THIS POLICY SUBJECT TO ANY LAW? This policy is subject to all laws that apply.


11.15 ARE ANY DIVIDENDS PAYABLE ON THIS POLICY? This is a non-participating policy, on which no dividends are payable.



                                    Page 19
                                    0040-19

11.16 WILL YOU BE UPDATED REGARDING THE STATUS OF YOUR POLICY? Each Policy Year after the first, while this policy is in force and the Insured is living, we will send a written report to you within 30 days after the Policy Anniversary. It will show, as of that anniversary, the Cash Value, Cash Surrender Value and the amount of any policy debt. This report will also give you any other facts required by state law or regulation.


11.17 CAN YOU EXCHANGE YOUR POLICY? Within 24 months of the Issue Date of this policy, you can exchange it for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

       (a)    that this policy be in effect on the date of exchange;

       (b)    repayment of any policy debt;

       (c) an adjustment, if any, for differences in premiums and Cash Values of this and the new policy.

       The date of exchange will be the later of: (a) the date you send us this policy along with a signed request in a form acceptable to us for an exchange; or (b) the date we receive at our Service Office, or at any other location that we indicate to you in writing, the necessary payment for the exchange.

       The new policy will be on a permanent plan of life insurance that we were offering for this purpose on the date of issue of this policy. The new policy will have a Face Amount equal to the Initial Face Amount of this policy. It will be based on the same issue age, sex and class of risk as this policy, but will not offer variable investment options such as the Investment Divisions. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.


11.18 WHAT IS THE BASIS USED FOR COMPUTATION OF POLICY VALUES? All Cash Surrender Values and maximum Cost of Insurance rates referred to in this policy are based on either the 1980 CSO Smoker or Nonsmoker Distinct or Smoker/Nonsmoker Aggregate Tables of Mortality if the Insured is in a standard class of risk. Separate scales of maximum Cost of Insurance rates apply to other risk classes.

       Continuous functions are used, with interest as stated in the Fixed Account Section. The guaranteed minimum rate of return of the Fixed Account will yield values that are at least as much as the law required. We have filed a statement with the insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and Cash Surrender Values.


                                    Page 20
                                    0040-20


NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION    FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE
                                                   INSURANCE POLICY

51 Madison Avenue                                  Variable Life Insurance Benefit - Flexible
New York, NY  10010                                Premium Payments.  Proceeds Payable at Insured's
                                                   Death. AMOUNT OF VARIABLE LIFE INSURANCE OR CASH
                                                   VALUE PROCEEDS MAY VARY, REFLECTING
                                                   INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.
                                                   No Premiums Payable on or After Age 100.

A Stock Company Incorporated in Delaware           Policy .is Non-Participating.


























300-40